NYSE: MMP

Date:	April 27, 2005

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Reports Record Quarterly Earnings

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly operating profit, net income and earnings per limited partner unit for the first quarter of 2005.

First-quarter 2005 operating profit was $54.0 million compared to $34.6 million for first-quarter 2004, representing a 56% increase. Net income increased to $42.1 million during first-quarter 2005 from $25.8 million in the corresponding 2004 period, a 63% increase. Earnings per limited partner unit were 54 cents during first-quarter 2005 compared to 44 cents during 2004, for a 23% increase.

“Magellan’s base refined products businesses continued to produce strong results. In addition, the pipeline systems we acquired late last year from Shell also performed very well, enabling us to set several all-time financial records,” said Don Wellendorf, chief executive officer. “We were also pleased to be able to increase the cash distribution for the quarter by 5% over last quarter’s distribution amount due to our strong cash generation.”

An analysis of variances by segment comparing first-quarter 2005 to first-quarter 2004 is provided below based on operating margin, a financial measure that reflects operating profit before general and administrative (G&A) expenses and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $62.7 million, an increase of $22.4 million. Operating results from the pipeline system acquired during Oct. 2004 and higher product margins were the primary contributors to the increase. Although the partnership generally does not own the product it transports, its petroleum products management business and third-party supply agreement benefited from the sale of product during the current high price environment. Operating margin also increased due to additional management fee revenue associated with operating third-party pipelines and higher ancillary revenues, partially offset by higher system integrity and power costs.

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Petroleum products terminals. Terminals operating margin was $17.6 million, an increase of $4.2 million. The 2005 period benefited from higher utilization and rates at the partnership’s marine terminals and increased throughput at its inland terminals. First-quarter 2005 also benefited from additional earnings resulting from 2004 acquisitions and higher ancillary revenues.

Ammonia pipeline system. Ammonia operating margin was $1.0 million, a decrease of $1.6 million. Revenues declined as a result of lower shipments due in part to planned maintenance work at a customer’s ammonia production facility during the current quarter. Higher system integrity costs and additional environmental accruals related to a fourth-quarter 2004 pipeline release also contributed to the unfavorable variance.

Depreciation, amortization, G&A and interest expenses increased between the first quarter of 2005 and 2004, all principally due to acquisitions completed during 2004.

Based on first-quarter results and expectations for the remainder of 2005, management is raising its annual earnings guidance from $1.90 to $2.05 per limited partner unit, while remaining committed to its goal of raising distributions by at least 10 percent annually. Earnings for second-quarter 2005 are currently expected to be approximately 51 cents per unit.

An analyst call with management regarding first-quarter 2005 earnings is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 406-5356 and provide code 1566420. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 3. To access the replay, dial (888) 203-1112 and provide code 1566420. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures being utilized by the partnership. As a result, this news release includes a discussion of operating margin, which is an important performance measure used by management to evaluate the economic success of the partnership’s core operations. Operating margin is a non-GAAP measure that reflects operating profit before G&A expenses and depreciation and amortization. A reconciliation of operating margin to operating profit accompanies this release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2004	2005
Transportation and terminals revenues	$88,930	$110,076
Product sales revenues	44,214	148,090
Affiliate management fee revenue	—	167

Total revenues	133,144	258,333
Costs and expenses:
Operating	37,000	44,255
Environmental	24,205	1,200
Environmental reimbursements	(23,415)	—
Product purchases	38,499	131,311
Depreciation and amortization	9,522	12,970
Affiliate general and administrative	12,887	15,126

Total costs and expenses	98,698	204,862
Equity earnings	120	518

Operating profit	34,566	53,989
Interest expense	8,515	12,418
Interest income	(446)	(985)
Debt placement fee amortization	682	732
Other income	—	(299)

Net income	$25,815	$42,123

Allocation of net income:
Limited partners’ interest	$23,874	$35,977
General partner’s interest	1,941	6,146

Net income	$25,815	$42,123

Basic net income per limited partner unit	$0.44	$0.54

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	54,780	66,361

Diluted net income per limited partner unit	$0.44	$0.54

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	54,872	66,467

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended March 31,

	2004	2005
Petroleum products pipeline system:
Transportation revenue per barrel shipped (dollars per barrel)	$0.972	$1.005

Transportation barrels shipped (million barrels)	52.8	64.1

Petroleum products terminals:
Marine terminal average storage capacity utilized per month (million barrels)	15.5	16.5
Marine terminal throughput (million barrels)	5.5	12.4

Inland terminal throughput (million barrels)	20.5	26.1

Ammonia pipeline system:
Volume shipped (thousand tons)	219	152

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN

(Unaudited, in thousands)

	Three Months Ended March 31,
	2004	2005
Petroleum products pipeline system:
Transportation and terminals revenues (1)	$64,636	$82,655
Less: Operating expenses(2)	(28,456)	(35,129)
Environmental expenses	(23,888)	(842)
Add: Environmental expense reimbursement	23,104	—

Transportation and terminals margin	35,396	46,684

Product sales revenues	42,185	145,420
Less: Product purchases	(37,375)	(130,125)

Product margin	4,810	15,295
Add: Affiliate management fee revenue	—	167
Equity earnings	120	518

Operating margin	$40,326	$62,664

Petroleum products terminals:
Transportation and terminals revenues (1)	$20,835	$25,510
Less: Operating expenses (2)	(8,359)	(9,182)
Environmental expenses	(150)	(38)
Add: Environmental expenses reimbursement	150	—

Transportation and terminals margin	12,476	16,290

Product sales revenues	2,029	2,670
Less: Product purchases	(1,124)	(1,311)

Product margin	905	1,359

Operating margin	$13,381	$17,649

Ammonia pipeline system:
Total revenues (1)	$3,600	$2,701
Less: Operating expenses (2)	(981)	(1,402)
Environmental expenses	(167)	(320)
Add: Environmental expenses reimbursement	161	—

Operating margin	$2,613	$979

Segment operating margin	$56,320	$81,292
Add: Allocated corporate depreciation costs	655	793

Total operating margin	56,975	82,085

Less: Depreciation and amortization	(9,522)	(12,970)
Affiliate general and administrative	(12,887)	(15,126)

Total operating profit	$34,566	$53,989

(1)	Consolidated transportation and terminals revenues for the three months ended March 31, 2005 were $110,076 and consist of segment revenues of $110,866 less intercompany eliminations of $790. Consolidated transportation and terminals revenues for the three months ended March 31, 2004 were $88,930 and consist of segment revenues of $89,071 less intercompany eliminations of $141.

(2)	Consolidated operating expenses for the three months ended March 31, 2005 were $44,255 and consist of segment operating expenses of $45,713 less intercompany operating expense eliminations of $665 and depreciation allocations of $793. Consolidated operating expenses for the three months ended March 31, 2004 were $37,000 and consist of segment operating expenses of $37,796 less intercompany operating expense eliminations of $141 and depreciation allocations of $655.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended March 31,
	2004	2005
Net income	$25,815	$42,123
Direct charges to the general partner:
Transition charges	628	—
Reimbursable general and administrative costs	1,137	1,043
Previously indemnified environmental charges	—	461
Depreciation charges associated with previously indemnified capital costs	—	5

Total direct charges to general partner	1,765	1,509
Income before direct charges to the general partner	27,580	43,632
General partner’s share of income	13.44%	17.54%

General partner’s allocated share of net income before direct charges	3,706	7,655
Direct charges to general partner	(1,765)	(1,509)

Net income allocated to general partner	$1,941	$6,146

Net income	$25,815	$42,123
Less: net income allocated to general partner	1,941	6,146

Net income allocated to limited partners	$23,874	$35,977